Exhibit 99.1

Erie Indemnity Director Samuel P. Black III Resigns

Erie, Pa. — December 10, 2004 — On Dec. 8, 2004, Samuel P. (Pat) Black, III, notified Erie Indemnity Company (Nasdaq: ERIE) of his decision to resign from the Board of Directors of Erie Indemnity Company and its affiliated companies, effective immediately. Mr. Black informed management that his decision was based on personal reasons. He noted that he did not have any disagreement with the company or its management and continues to be supportive of the company’s operating philosophy.

“The Black family has been an integral part of ERIE’s history since Pat’s father, Sam, joined the company in 1928,” said F. William Hirt, chairman of the Board of Directors. “Pat’s contributions to the company as a board member and an agent have been invaluable. While we will miss his insights on the board, we will continue to value the legacy he and his family have built with The ERIE. We wish Pat success as an ERIE agent and in all his future endeavors.”

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 368 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.